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                                                      Exhibit 5.1






March 26, 1998




CNF Transportation Inc.
3240 Hillview Avenue
Palo Alto, California 94304

Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 executed by you on March 26, 1998 and to be filed with the Securities and Exchange Commission on March 26, 1998 in connection with the registration under the Securities Act of 1933, as amended, of deferred compensation obligations issuable pursuant to the CNF Transportation Inc. Deferred Compensation Plan for Executives and the CNF Transportation Inc. Deferred Compensation Plan for Directors (the "Plans").

As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plans and such documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that:

     1.The deferred compensation obligations have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plans, will be legally and validly issued and will represent the binding obligation of the Company to make payments of cash to the holders thereof in accordance with the terms and conditions of the Plans; and
                             PAGE 10


     2.The Deferred Compensation Plan for Executives is intended to qualify as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company. Assuming such qualification, that Plan is exempt from the participation and vesting, funding, and fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the provisions of the Plan have been drafted to comply with this exemption. The Deferred Compensation Plan for Directors is limited to non-employee directors of the Company and, as such, is not an employee benefit plan subject to ERISA.


I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,



Gary S. Cullen
Deputy General Counsel
CNF Transportation Inc.